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                                                                    EXHIBIT 10.1

                             NETERGY NETWORKS, INC.
                            2445 MISSION COLLEGE BLVD
                              SANTA CLARA, CA 95054
                                  408-727-1885

Mr. Paul Voois
VP, Netergy Networks, Inc.

Dear Paul:

This confirms that you are effectively resigning as an officer and director of Netergy Networks, Inc. ("Netergy" or the "Company") on April 30, 2001, which starts your six-month severance. This letter outlines the terms of your employment during the six-month period ending October 31, 2001:

1. EMPLOYMENT. Your status will be that of a part-time employee through October 31, 2001, subject to honoring the obligations of noncompete (which are determined at the time you are engaging in any activity) and NDA, as well as assignment of intellectual property developed through April 30, 2001; you owe the Company nothing on intellectual property developed after April 30, 2001, except related to projects that you worked on specifically at the Company's request. Your responsibilities will be to consult on matters as they arise that relate to your employment prior to April 30, 2001, including answering questions that may arise and perhaps even talking to some customer or party who may want reassurance. Your annual salary will remain at $190,000 irrespective of the amount of time worked. Nothing in this agreement will limit your ability to accept full-time employment with a company that is not competing with Netergy.

2. LITIGATION. You will answer questions relating to the litigation as they arise, but if you are called to a deposition or to appear at a trial as a witness (by Netergy or any other party relating to matters prior to April 30, 2001), then Netergy will pay you $1,000 per day (or prorated to 1/4 day increments if less than a full day is required) for the time you have to make yourself available, including travel time. You will also get reimbursed for your out-of-pocket expenses incurred at our request upon furnishing the usual receipts (same process as if you were an employee). Such amounts will be offset by any amount that you are paid by the court or other party to appear. This arrangement on litigation issues applies any time in the future, including after October 31, 2001.

3. MEDICAL AND OTHER BENEFITS. You will continue receiving medical and other benefits for this 6 months (through October 31, 2001) other than PTO, which due to the reduced scope of your responsibilities, will cease to accrue on April 30, 2001.

4. NETERGY PROPERTY. You may continue to use Netergy equipment presently in your possession (though you will pay the cost of any internet connection outside Netergy's property, and you will reimburse Netergy for the cost of your cell phone, though you can get reimbursed for Netergy phone calls on your cell phone or elsewhere). You will deliver all Netergy property back to Netergy on or the week before October 31, 2001 at your final exit interview.

5. WAIVER. You hereby waive any and all claims against Netergy, its affiliates and subsidiaries, and Netergy's officers, directors, employees, consultants and contractors, and you also reaffirm such waiver each time you cash a check from Netergy through October 31, 2001 as a precondition to cashing such check. You will receive a checks for patent bonuses earned through April 30, 2001 in the amounts of $667 (6,215,425) and $1,333 (6,215,515).
    You claim no other bonus after April 30, 2001 (though I may in my discretion award you one). Netergy does not waive any claims against you, but I can say that I know of no breach of your obligations that would cause a claim.

6. OFFLOAD. Please offload your work and files to Bryan Martin, David Stoll and Barry Andrews. Discard any files that are obsolete and no longer relevant.

Thanks for your cooperation in this recent transition period. Thanks also for your many contributions to Netergy.

Sincerely,                           Approved:  /s/ PAUL VOOIS
                                                --------------------------------
                                                Paul Voois
/s/ JOE PARKINSON
Joe Parkinson, Chairman